Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D including any amendments thereto. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

The execution and filing of this agreement shall not be construed as an admission that the below-named parties are a group or have acted as a group.

Dated: July 10, 2014

THE KROGER CO.

By:	/s/ Christine S. Wheatley
	Name:	Christine S. Wheatley
	Title:	Group Vice President, General Counsel and Secretary

VIGOR ACQUISITION CORP.

By:	/s/ Christine S. Wheatley
	Name:	Christine S. Wheatley
	Title:	President